For Immediate Release

Contact: John L. Flynn
Chief Financial Officer
703-478-5830
Email: jflynn@fairchild.com

Fairchild Sports Appoints Anthony Churchill As Managing Director Of Hein Gericke

Duesseldorf, Germany, October 25, 2004 –The Fairchild Corporation (NYSE: FA) announced today that Mr. Anthony Churchill has been named Managing Director of its subsidiary, Hein Gericke Deutschland GmbH. Mr. Churchill will run Hein Gericke’s business operations with Dr. Eric Steiner, Managing Director of Hein Gericke Deutschland and President and Chief Operating Officer of The Fairchild Corporation.

Prior to joining Hein Gericke, Mr. Churchill was the managing director of the Marker Group. Mr. Churchill has also held managerial positions with multi-national sporting goods companies, with which he was based in Germany and the Netherlands.

“We are pleased to have Mr. Churchill as managing director for Hein Gericke. Along with his strong business building capabilities, marketing and management skills, he adds broad experience with branding, lifestyle products, and retail sales in the international arena. He will join with us in promoting the growth and brand recognition of Hein Gericke internationally,” said Dr. Eric Steiner.

About The Fairchild Corporation

Hein Gericke, PoloExpress and Fairchild Sports U.S., which was formerly known as Intersport Fashions West, combine to form Fairchild Sports. Fairchild Sports designs and sells protective clothing, helmets and technical accessories for motorcyclists. In addition to its Fairchild Sports companies, The Fairchild Corporation is engaged in an aerospace distribution business which stocks a wide variety of parts, and distributes them to operators and aerospace companies providing aircraft parts and services to customers worldwide. The Fairchild Corporation also owns and operates a shopping center located in Farmingdale, New York. Additional information is available on The Fairchild Corporation web site (www.fairchild.com).